June 15, 2022 Tay Therapeutics Attn: Andrew Woodland Dear Andrew: Reference is made to the Evaluation and Option Agreement (the “OLA”) dated as of April 30, 2021 by and between Tay Therapeutics (formerly known as In4Derm Limited) (“In4Derm”) and VYNE Therapeutics Inc. (“VYNE”), as amended by the letter agreements between In4Derm and VYNE dated as of July 30, 2021 and November 9, 2021. Capitalized terms used in this letter but not otherwise defined shall have the meanings ascribed to them in the OLA. Pursuant to Section 3.1 of the OLA, VYNE has an exclusive option to enter into an exclusive license agreement with In4Derm for the Oral BETi Compounds and Products during the Option Term. The “Option Term” is generally defined in the OLA as the earlier of (i) the selection by In4Derm of a lead candidate and (ii) June 30, 2022. In4Derm has recently informed VYNE that despite using commercially reasonable efforts, it is not able to provide all of the information outlined in the Data Package for the selection of a lead candidate prior to June 30, 2022, when the Option Term shall expire. In light of the time, effort and expenditures that In4Derm has devoted to developing a Data Package and VYNE’s desire to be able to exercise its option to exclusively license the Oral BETi Compounds following the selection by In4Derm of a lead candidate, the parties wish to extend the Option Term until the completion by In4Derm of a revised data package (a “revised Data Package”), in exchange for additional payments by VYNE. Specifically, the parties wish to amend the OLA as follows:  Section 2.2 of the OLA shall be amended to replace the evaluation data package set forth in Exhibit 2.2 of the OLA with the revised data evaluation set forth in Exhibit 2.2R to this letter agreement.  The definition of “Option Term” in Section 1.22 of the OLA shall be amended by replacing clause (b) set forth therein with, “February 28, 2023, or earlier as set forth in this Option Agreement.” In consideration of these amendments, VYNE shall pay In4Derm an aggregate of up to 1,150,000 pounds sterling (£1,150,000), payable in two tranches, to advance certain expenses for the completion by In4Derm of the development and evaluation activities set forth in the revised Data Package as follows:

 The first payment of 300,000 pounds sterling (£300,000) shall be due by June 30, 2022. If the first payment is not received by June 30, 2022, the Option and the Option Term shall automatically be deemed expired without any further action on the part of any Party.  The second payment of 850,000 pounds sterling (£850,000) shall be due upon discovery of at least two (2) potential preclinical candidates that meet the following criteria in Exhibit 2.2R: BRD4 BDII activity (Kd/XC50, nM); BRD4 BDI/BDII ratio; Oral PK (M/R), F; and Oral PK (M/R), T0.5 (min). In4Derm shall use commercially reasonable efforts to deliver this data for between 2-4 potential preclinical candidates by August 31, 2022. If the second payment is not received by the time In4Derm delivers this data on or around August 31, 2022, the Option and the Option Term shall automatically be deemed expired without any further action on the part of any Party. For clarity, the two payments set forth above shall be in addition to the upfront fee payable by VYNE to In4Derm under the OLA upon exercise of the option. Except as expressly provided in this letter, all terms and provisions of the OLA, as amended, including as it relates to the ownership of intellectual property, are and will remain in full force and effect and are hereby ratified and confirmed. This letter agreement shall be governed by the laws of England and Wales, without giving effect to any choice of law principles that would require the application of the laws of a different province or territory.

If the foregoing accurately reflects our understanding, kindly sign and date this letter and return to the undersigned at the address above. Very truly yours, VYNE Therapeutics Inc. By: /s/ David Domzalski Name: David Domzalski Title: Chief Executive Officer VYNE Therapeutics Inc. By: /s/ Iain Stuart Name: Iain Stuart Title: Chief Scientific Officer Agreed to and accepted: Tay Therapeutics (formerly known as In4Derm Limited) By: /s/ Andrew Woodland Name: Andrew Woodland Title: Director and Chief Scientific Officer

Exhibit Error! Reference source not found.R DATA PACKAGE